Pioneer Series Trust VI
                                 60 State Street
                           Boston, Massachusetts 02110




                                 March 25, 2010

VIA EDGAR

United States Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, D.C. 20549

         Re:      Pioneer Series Trust VI
                  placePost-Effective Amendment No. 4 and
                  Post-Effective Amendment No. 6 to the
                  Registration Statement on Form N-1A
                  (File Nos. 1333-138560; 811-21978)

Ladies and Gentlemen:

         Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Pioneer Series Trust VI (the "Registrant"), a Delaware statutory trust, hereby requests that the effective date of each of Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of the Registrant, which was filed on February 19, 2010 (Accession No. 0001380192-10-000004), and Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A of the Registrant, which was filed on March 12, 2010 (Accession No. 0001380192-10-000010), be accelerated so that each such Post-Effective Amendment may become effective at 3:00 p.m., Eastern Time, on March 25, 2010, or as soon thereafter as practicable.

                                                         Sincerely,

                                                         Pioneer Series Trust VI

                                                   By:/s/ Christopher J. Kelley
                                                   Name:  Christopher J. Kelley
                                                   Title: Assistant Secretary

                         Pioneer Funds Distributor, Inc.
                                 60 State Street
                           Boston, Massachusetts 02110




                                                                  March 25, 2010

VIA EDGAR

United States Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, D.C. 20549

         Re:      Pioneer Series Trust VI
                  Post-Effective Amendment No. 4 and
                  Post-Effective Amendment No. 6 to the
                  Registration Statement on Form N-1A
                  (File Nos. 1333-138560; 811-21978)

Ladies and Gentlemen:

         Pursuant to Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, Pioneer Series Trust VI (the "Registrant"), a Delaware statutory trust, hereby requests that the effective date of each of Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of the Registrant, which was filed on February 19, 2010 (Accession No. 0001380192-10-000004), and Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A of the Registrant, which was filed on March 12, 2010 (Accession No. 0001380192-10-000010), be accelerated so that each such Post-Effective Amendment may become effective at 3:00 p.m., Eastern Time, on March 25, 2010, or as soon thereafter as practicable.

                                           Sincerely,

                                           Pioneer Funds Distributor, Inc.

                                           By: /s/ Joseph D. Kringdon
                                           Name:   Joseph D. Kringdon
                                           Title:  Director and President